Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2021, relating to the consolidated financial statements of Vivial Networks LLC as of December 31, 2020 and 2019 and for the years then ended, which appears in the Registration Statement on Form S-4 filed by Kaleyra Inc. with the SEC on April 5, 2021.

/s/ Eide Bailly LLP

Denver, Colorado

March 25, 2022